EXHIBIT 3.01

FIRST

CERTIFICATE OF AMENDMENT

TO THE

RESTATED

CERTIFICATE OF INCORPORATION

OF

SERVISFIRST BANCSHARES, INC.

ServisFirst Bancshares, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:        The Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and calling for the stockholders of the Corporation to consider such amendment at the 2022 annual meeting of the stockholders of the Corporation.

SECOND:      Article IV, Section 4.1 of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

Section 4.1          Authorization of Capital. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall be Two Hundred One Million (201,000,000) shares, comprising Two Hundred Million (200,000,000) shares of Common Stock, with a par value of $.001 per share, and One Million (1,000,000) shares of Preferred Stock, with a par value of $.001 per share, as the Board of Directors may decide to issue pursuant to Section 4.3, which constitutes a total authorized capital of all classes of capital stock of Two Hundred One Thousand Dollars ($201,000.00).

THIRD:         Thereafter, pursuant to a resolution of the Corporation’s Board of Directors, the 2022 annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment set forth above.

FOURTH:     Such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH:         All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this First Certificate of Amendment to the Restated Certificate of Incorporation to be signed by William M. Foshee, its Executive Vice President, Chief Financial Officer, Treasurer and Secretary this 17th day of May, 2022.

SERVISFIRST BANCSHARES, INC.

By:	/s/ William M. Foshee
William M. Foshee
Executive Vice President, Chief Financial Officer,
Treasurer and Secretary